THE BESSEMER GROUP, INCORPORATED

PERSONAL TRADING POLICY

FEBRUARY 1, 2005

TABLE OF CONTENTS

PAGE

1.	PERSONAL TRADING POLICY
	1.1	STANDARDS OF BUSINESS CONDUCT	1
	1.2	OBJECTIVE	2
	1.3	ACCESS PERSONS	3

2.	PERSONAL SECURITIES TRANSACTIONS
	2.1	BROKERAGE ACCOUNTS	3
	2.2	PRE-CLEARANCE	4
	2.3	AFFILIATED INVESTMENT COMPANY TRANSACTIONS	5
	2.4	PERSONAL SECURITIES TRANSACTIONS RECORDS	5
	2.5	CONFIDENTIALITY	7
	2.6	ADDITIONAL RESTRICTIONS ON PERSONAL TRADING	7

3.	NONPUBLIC OR CONFIDENTIAL INFORMATION
	3.1	USE OF NONPUBLIC OR CONFIDENTIAL INFORMATION	9
	3.2	RELEASE OF NONPUBLIC OR CONFIDENTIAL INFORMATION	9
	3.2	PERSONAL USE OF NONPUBLIC OR CONFIDENTIAL INFORMATION	9

4.	ENFORCEMENT OF THE POLICY
	4.1	CHIEF COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES	9
	4.2	POLICY VIOLATIONS	10
	4.3	ANNUAL WRITTEN REPORTS TO THE BOARDS OF DIRECTORS	11

5.	RECORDKEEPING		11

6.	ACKNOWLEDGEMENT AND CERTIFICATION		12

APPENDIX A: LIST OF ENTITIES			13

APPENDIX B: DEFINITIONS			14

APPENDIX C: CONTACT INFORMATION			17

APPENDIX D: APPROVED BROKER LIST			18

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1.	PERSONAL TRADING POLICY

The Bessemer Group, Incorporated and its subsidiaries (collectively, “Bessemer”; all affected entities are set forth in Appendix A) have adopted this Personal Trading Policy (the “Policy”), which reinforces certain of Bessemer’s policies with respect to business ethics and conflicts of interest generally, pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Investment Advisers Act (“Advisers Act”) and Rule 204A-1 thereunder. For purposes of the Policy, the investment companies that each Bessemer registered investment adviser advises are set forth in Appendix A. Defined terms are set forth in Appendix B.

1.1	STANDARDS OF BUSINESS CONDUCT

All employees of Bessemer are expected to conduct themselves at all times in accordance with the high standards of personal and professional conduct embodied in Bessemer’s policies and procedures. In particular, all Access Persons are subject to both this Personal Trading Policy and Bessemer’s Business Ethics and Conflicts of Interest policies. This Personal Trading Policy is intended as a supplement to and not a limitation of Bessemer’s Business Ethics and Conflicts of Interest policies and, generally, all other Bessemer policies and procedures that may have application, and this Policy will be interpreted accordingly.

•	Client Interests Come First. Every Access Person owes a fiduciary duty to the investment management and advisory clients of Bessemer (collectively, the “Clients”). This means that in every decision relating to investment activities, such persons must act in a manner that ensures that the Clients’ interests are placed ahead of any personal interest of such person at all times.

•	Avoid Actual and Potential Conflicts of Interest. The restrictions and requirements of this Policy are designed to ensure that the personal securities transactions of Access Persons are conducted in a manner that avoids any actual or potential conflict of interest or any abuse of such person’s position of trust and responsibility.

•	Avoiding Personal Benefit. Access Persons should ensure that they do not acquire personal benefit or advantage as a result of the performance of their normal duties as they relate to Clients. Consistent with the principle that the interests of Clients must always come first is the fundamental policy that personal advantage derived from actions, judgments or advice taken or given on behalf of Bessemer is to be avoided.

Access Persons owe Bessemer a duty of loyalty that bars them from engaging in any self-dealing in any transaction involving Bessemer. Access Persons are not to solicit, accept or retain a personal benefit from any Bessemer client or any individual or organization doing or seeking to do business with Bessemer. In this context, a personal benefit is regarded as any type of gift, gratuity, favor, service, loan, legacy, fee, compensation, investment opportunity, or anything of monetary value for the benefit of the Access Person. Personal benefits from a relative who happens to be a Bessemer client are excepted. Whenever an Access Person learns that he or she has been inadvertently placed in a compromising position due to relationships with business associates, Clients, family members, suppliers or competitors, the Access Person should immediately report to the General Counsel the activity and discontinue any compromising activity until the matter has been resolved.

Specific exception to this prohibition is made if there is no, and there appears to be no, reasonable likelihood of improper influence in the performance of duties on behalf of Bessemer. For example:

•	normal business courtesies, such as a meal or golf game, involving no more than ordinary amenities; or

•	non-cash gifts of nominal value, such as received at holiday time or special personal occasions such as the birth of a child or a wedding.

Receipt of a personal benefit that does not appear to fall within the exceptions to this rule should be reported to the President or General Counsel.

•	Compliance with Laws. The activities of Bessemer must always be in full compliance with the applicable laws and regulations, including applicable federal securities laws and those relating to political contributions and payments of money.

•	Competition. Anti-competitive or unethical practices are forbidden.

1.2	OBJECTIVE

Bessemer’s policies and practices are intended to ensure that prudent standards of fiduciary duty and conduct are consistently observed across all Bessemer companies. The objective of the Policy is to ensure that Access Persons conduct themselves in accordance with the Standards of Business Conduct set forth above, as well as to ensure that Access Persons do not engage in conduct prohibited by applicable banking regulations, the Investment Company Act, the Investment Advisers Act, or other applicable regulations. Rule 17j-1 of the 1940 Act makes it unlawful for certain persons associated with investment companies to engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. In addition, Rule 204A-1 under the Advisers Act requires investment advisers to establish, maintain and enforce a written code of ethics that includes, among other things, standards of business conduct, provisions requiring compliance with federal securities laws and reporting requirements.

1.3	ACCESS PERSONS

Access Persons include all employees of Bessemer because all employees may at some time have access to investment information.

Adviser Access Persons are supervised Bessemer employees as defined by the Advisers Act who work for one of the Bessemer registered investment advisers or are officers or directors of any such adviser. Adviser Access Persons are subject to additional requirements as set forth in this Policy.

Investment Personnel are Adviser Access Persons who have responsibilities related to selecting investments for an Affiliated Investment Company. Investment Personnel are subject to additional requirements as set forth in this Policy.

An Investment Manager is any person who exercises investment discretion on behalf of a Client, including those persons who are involved in determining, or have knowledge concerning, the composition of the portfolios of the Bessemer common funds or Affiliated Investment Companies.

2.	PERSONAL SECURITIES TRANSACTIONS

2.1	BROKERAGE ACCOUNTS

•	All brokerage accounts in which an Access Person has Beneficial Ownership must be maintained through an approved broker dealer, unless otherwise expressly authorized as set forth herein. An Access Person does not need to obtain approval prior to opening an account with a broker dealer listed on Appendix D (“Approved Broker”); however, such Access Person must notify Bessemer Compliance upon opening an account with an Approved Broker.

•	An Access Person must obtain approval to open an account with a broker dealer that is not on the approved broker dealer list in Appendix D. To request such approval an Access Person must complete an Employee New Brokerage Account Request Form and submit it to Bessemer Compliance prior to opening a brokerage account with a broker dealer that is not on the approved broker dealer list. The Chief Compliance Officer will determine in his or her sole discretion whether to approve such request.

•	If any newly hired Access Person maintains accounts at a non-approved broker dealer, such person must transfer all such accounts to an approved broker dealer within 120 days from their date of hire or receive specific permission for use of such non-approved broker dealer, provided, however, that discretionary accounts are exempt from such specific approval.

•	Discretionary brokerage accounts may be opened at any broker dealer with permission from the Chief Compliance Officer or his designee.

2.2	PRE-CLEARANCE

Pre-Clearance Requirement. Except as set forth below, all Access Persons must pre-clear all purchases or sales of Covered Securities through Bessemer Compliance. In addition, all Access Persons must obtain approval before directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering or a Limited Offering. Bessemer Compliance will clear all trades against the current “watch list” and any open Volume Program; for these purposes, a Volume Program will be deemed to be open until the end of the second full business day following completion of the Volume Program.

Exceptions to the Pre-Clearance Requirement. Persons otherwise subject to pre-clearance are not required to pre-clear the acquisition of the following Covered Securities:

•	Covered Securities acquired through automatic reinvestment plans, provided, however, that the initial investment in a plan and any subsequent transactions that override a pre-set schedule or allocation must be pre-cleared.

•	Covered Securities acquired through employee purchase plans.

•	Covered Securities acquired through the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	A purchase or sale of Covered Securities that (i) is non-volitional on the part of the Access Person (for example, a purchase or sale effected by an investment manager for a pension or retirement plan, other than an individual retirement account, in which an Access Person is a beneficiary) or (ii) is made in an Employee Account over which the Access Person has given investment discretion to an independent third party or over which the Access Person does not in fact exercise investment discretion, provided that the Access Person shall have certified in writing that the Access Person does not exercise investment discretion for such Employee Accounts.

•	The foregoing notwithstanding, the Chief Compliance Officer may require pre-clearance of such purchases and sales if he or she determines such pre-clearance is necessary to carry out the purposes of the Policy.

•	Bessemer common stock (including exercise of stock option grants). Note that the restrictions imposed by Bessemer on senior management and other persons in connection with transactions in such stock are not affected by this exemption.

Pre-cleared Securities Transactions must be Effected on a Timely Basis.

•	All approved Covered Securities transactions, and the submission of limit and stop loss orders to the broker dealer, must take place between the hours of 9:30 a.m. and 4:00 p.m. (New York time). Trading after hours is prohibited. If the transaction is not completed between 9:30 a.m. and 4:00 p.m. on the date of pre-clearance, a new pre-clearance must be obtained.

•	Purchases through an issuer’s direct purchase plan must be pre-cleared on the date the purchaser writes the check to the issuer’s agent. Authorization for purchases through an issuer’s direct purchase plan is effective until the issuer’s agent purchases the Covered Securities.

Pre-clearance Procedure. Access Persons shall pre-clear their transactions by emailing the appropriate person or persons in Bessemer Compliance as set forth in Appendix C. (A follow-up phone call is advisable to ensure that the email was received.) Bessemer Compliance shall pre-clear the purchase or sale of a Covered Security if the proposed transaction does not violate the Policy. In this regard, the Compliance Department shall:

•	verify that the transaction requested would be in compliance with the Policy;

•	communicate authorization of the trade to the Access Person by email or some other form of writing;

•	maintain an electronic copy of the trade authorization email which will include the time that the trade authorization was communicated to the Access Person by Bessemer Compliance and confirmation of the authorization by the head of the Trading Department; and

•	review all Access Person duplicate confirmations to verify that all personal transactions in Covered Securities have been properly pre-cleared.

2.3.	AFFILIATED INVESTMENT COMPANY TRANSACTIONS

Affiliated Investment Company Transactions. Any purchase or sale of securities in an Affiliated Investment Company may only be transacted upon notice to the Compliance Department. The notice must contain the following information: date of transaction, name of account on the books of the Affiliated Investment Company, portfolio of the Affiliated Investment Company being purchased, and number of shares being purchased. Such purchases must comply with all prospectus requirements. Securities must be held a minimum of 30 days and multiple transactions may be denied for any reason, including if it appears that the Access Person is attempting to engage in market timing activities.

2.4	PERSONAL SECURITIES TRANSACTIONS RECORDS

Initial Holdings Report. Within 10 days of his or her date of hire, each Access Person must identify and disclose to the Compliance Department, in writing, any and all securities holdings and brokerage accounts in which he or she has Beneficial

Ownership. The information contained in the report must be current as of the date no more than 45 days prior to the date the person becomes an Access Person. The Compliance Department shall direct, and the Access Person shall consent in writing to such direction, the brokerage firm to provide duplicate confirmations and/or account statements to the Compliance Department.

•	Timing and Content of Initial Report. Within ten days after becoming an Access Person, each Access Person shall furnish a report, or a brokerage account statement containing all required information, to the Chief Compliance Officer showing: (i) the date of the report; (ii) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount (if applicable), of each Covered Security in which the Access Person has Beneficial Ownership on the date such person became an Access Person; and (iii) the name of any broker, dealer or bank with an account holding any securities in which the Access Person has Beneficial Ownership as of the date such person became an Access Person.

Quarterly Transaction Reports. On a calendar quarterly basis, each Access Person shall furnish a report or equivalent information to the Chief Compliance Officer within thirty days after the end of each calendar quarter, on forms sent to the Access Person each quarter:

•	With respect to any transactions in Covered Securities in the previous calendar quarter, which were not otherwise reported during the quarter, in which the Access Person had Beneficial Ownership, a report showing (i) title and exchange ticker symbol or CUSIP number; (ii) the date of the report; (iii) the date of the transaction, the name, class and number of shares, and the principal amount, interest rate and maturity date (if applicable) of each Covered Security involved; (iv) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (v) the price at which the transaction was effected; and (vi) the name of the broker, dealer or bank with or through which the transaction was effected; and

•	With respect to any account established during the past quarter in which any securities were held during the quarter in which the Access Person had Beneficial Ownership, which were not reported during the quarter, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank with which established the account; and (iii) the date the account was established.

Adviser Access Person Quarterly Report Requirements If you are an Adviser Access Person, you must submit a quarterly transaction report even if you had no activities during the quarter or if your activities were otherwise reported. All other Access Persons are not required to submit a report unless activities were not reported previously.

Annual Holdings Report. Access Persons shall furnish:

•	A report or equivalent information to the Chief Compliance Officer showing: (i) the date of the report; (ii) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount (if applicable) of each Covered Security in which the Access Person has Beneficial Ownership as of a date no more than 45 days prior to the date of the report; and (iii) the name of any broker, dealer or bank with an account holding any securities in which the Access Person has Beneficial Ownership as of a date no more than 45 days prior to the date of the report.

•	With respect to any account established by the Access Person in which any securities were held during the year in which the Access Person had Beneficial Ownership, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank that established the account; and (iii) the date the account was established.

Exceptions to Reporting.

(1) An Access Person’s brokerage account statement may be submitted in lieu of a separate initial or annual holdings report.

(2) An Access Persons need not make a quarterly transaction report and need only file a certification if the report would duplicate information contained in account statements received by Bessemer Compliance and such statements are received by Bessemer Compliance no later than 30 days after the end of the applicable calendar quarter.

2.5	CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to the Policy will be kept CONFIDENTIAL, provided, however, that such information will be subject to review by appropriate Bessemer personnel, which may include but is not limited to Compliance, Internal Audit, members of Senior Management and legal counsel, and will be provided to government authorities or others if required by law or court order.

2.6	ADDITIONAL RESTRICTIONS ON PERSONAL TRADING

Prohibition on Short-Term Trading. Access Persons shall not sell a Covered Security or shares of an Affiliated Registered Investment Company purchased within the 30 calendar days previous to the trade date, except that a Covered Security held for at least 10 business days from the trade date may be sold at a loss or no gain. Any profits realized on trades executed within the 30-day holding period shall be disgorged to Bessemer or a charitable organization as determined by the Committee.

Prohibition on Future and Options Trading. All Access Persons are prohibited from trading in futures, options on futures, and forward contracts. Access Persons may trade listed equity and index options and equity warrants; however there is a 30-day holding period from the trade date. In addition, Access Persons are prohibited from trading in warrants or options (with the exception of listed warrants or options) on physical commodities and currencies.

Restriction on Limit Orders. Access Persons may enter into limit orders, GTC (good till cancelled) orders, or stop loss orders that extend beyond the day the covered security is pre-cleared, provided that the order is place with the broker dealer within the time frame set forth in Section 2.2 above and that the Access Person does not make any changes to the order. In the event that the Access Person changes such order, the Covered Security must be pre-cleared and submitted again.

Prohibition on Limited Offering and Initial Public Offering Purchases. Access Persons are prohibited from the following activities unless they have obtained prior written approval from Bessemer Compliance:

•	purchasing any security in a private placement or any other Limited Offering; and

•	purchasing any security during an Initial Public Offering.

Blackout Periods. In addition to the requirements set forth above, Investment Managers may not buy or sell a Covered Security within seven calendar days before the commencement or prior to the third business day after completion of any Volume Program in any Fund that they manage.

Exceptions to Blackout Periods. The Blackout Periods shall not apply to:

•	purchases or sales of Covered Securities that are not eligible for purchase or sale by any Affiliated Investment Company;

•	purchases or sales that are non-volitional;

•	purchases that are part of an automatic dividend investment plan;

•	purchases that are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights; or

•	sales that are effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities.

Authority to Determine Requests Relating to Personal Trading.

•	Pre-clearance Determinations. Notwithstanding the foregoing, the Chief Compliance Officer or his or her designee, in keeping with the general principles and objectives of the Policy, may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.

•	Waivers. An Access Person may make a written request for a waiver from any restriction or procedure contained herein which includes an explanation as to why such restriction or procedure causes a hardship for such Access Person. The Chief Compliance Officer and/or General Counsel will in their discretion determine whether the request is appropriate for consideration by the Committee. The Committee shall meet on an ad hoc basis, as the Chief Compliance Officer and/or General Counsel deem necessary, to consider and act on Access Persons’ written requests for waivers. Decisions regarding the granting of waivers are within the sole discretion of the Committee.

3.	NONPUBLIC OR CONFIDENTIAL INFORMATION

3.1	USE OF NONPUBLIC INFORMATION OR CONFIDENTIAL INFORMATION

•	Every Access Person is required to safeguard confidential information and nonpublic information received in the course of employment at Bessemer. If you have a question as to whether information is confidential or nonpublic, consult the Legal Department or the Chief Compliance Officer.

3.2	RELEASE OF NONPUBLIC OR CONFIDENTIAL INFORMATION

•	Release of Nonpublic Information or confidential information is not permitted except under certain circumstances. Release of such information will only be permitted after review and consent by the Chief Compliance Officer or the General Counsel or their designees. Subpoenas and court orders should be referred immediately to the General Counsel or his or her designee. All requests to release Nonpublic Information or confidential information are to be referred promptly to the Chief Compliance Officer or the General Counsel for approval prior to the release of any data.

3.3	PERSONAL USE OF NONPUBLIC OR CONFIDENTIAL INFORMATION

•	Nonpublic or confidential information obtained as a result of employment with Bessemer, including information with respect to issuers of securities, system designs, programs or products unique to Bessemer is not to be used for the purpose of furthering any private interest or as a means of making any personal gain. Improper use or disclosure of such information can result in civil or criminal penalties, both for the individual concerned and for Bessemer.

4.	ENFORCEMENT OF THE POLICY

4.1	CHIEF COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES

•	The administration of the Policy shall be the responsibility of the Chief Compliance Officer or his or her designee whose duties shall include:

•	continuously maintaining a list of all current Access Persons, Adviser Access Persons, Investment Personnel and Investment Managers who are under a duty to make reports or pre-clear transactions under the Policy;

•	providing each Access Person a copy of the Policy, and any amendments, and informing them of their duties and obligations hereunder;

•	obtaining a written acknowledgement of their receipt of the Policy and any amendments as described in Section 6 below;

•	reviewing all quarterly securities transactions reports required to be filed pursuant to the Policy, and maintaining a record of such review, including the name of the Bessemer Compliance personnel performing the review;

•	reviewing all initial and annual securities position reports required to be filed pursuant to the Policy, and maintaining a record of such review, including the name of the Compliance personnel performing the review;

•	maintaining listings of all transactions effected by persons subject to reporting requirements under the Policy and comparing such transactions with completed portfolio transactions of Clients or Affiliated Investment Companies to determine whether a violation of the Policy may have occurred;

•	conducting such inspections or investigations as shall reasonably be required to detect and report any apparent violations of the Policy to any person or persons appointed by Bessemer to deal with such information and to the Boards of Directors of an Affiliated Investment Company;

•	submitting a written report, no less frequently than annually, to the Board of Directors/Trustees of each of the Bessemer entities that have procedures requiring an annual report and of the Affiliated Investment Companies, containing a description of issues arising under the Policy or procedures since the last report, including, but not limited to, material violations of the Policy or procedures and sanctions imposed in response to material violations; and

•	submitting a certification, no less frequently than annually, to the Board of Directors of each of the Bessemer entities and Affiliated Investment Companies that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Policy.

4.2	POLICY VIOLATIONS

Discovery and Reporting of Policy Violations. Upon discovering a violation of the Policy, Bessemer Compliance shall notify the Chief Executive Officer and the General Counsel. Any other employee of Bessemer who discovers a possible violation of the Policy is required to promptly report the possible violation to the Chief Compliance

Officer. Sanctions, including, but not limited to the following may be imposed for violation of the Policy:

•	a reprimand (orally or in writing);

•	fine;

•	disgorgement;

•	demotion; or

•	suspension or termination of employment; or

•	suspension or termination of trading privileges.

The Chief Compliance Officer will impose such sanctions as he considers appropriate in consultation with the General Counsel and, if the recommendation is for action in addition to a reprimand, the Committee.

4.3	ANNUAL WRITTEN REPORTS TO THE BOARDS OF DIRECTORS

•	Bessemer shall provide to each Board of Directors of the Bessemer entities and Affiliated Investment Companies the following:

•	a copy of the Policy for such Board’s review and approval; and

•	a copy of any amendments to the Policy;

•	certification, no less frequently than annually that the adopted procedures are reasonably designed to prevent Access Persons from violating the Policy;

•	describes any issues arising under the Policy since the last report including information about material violations and any sanctions imposed in response to such violations; and

•	acknowledgement that prior to adopting the Policy, the Board of Directors of each of the Bessemer entities, reviewed and approved the Policy, including all procedures or provisions related to the enforcement of the Policy. The Board based its approval of the Policy on, among other things, (i) a certification from the Chief Compliance Officer that the procedures are reasonably designed to prevent violations of the Policy and (ii) a determination that the Policy is adequate and contains provisions reasonably necessary to ensure that Access Persons will not engage in any conduct prohibited by applicable banking or securities regulations and other applicable laws and regulations.

5.	RECORDKEEPING

•	Bessemer shall maintain the following records:

•	a copy of any code of ethics adopted by each Bessemer entity that is or has been in effect during the past five years must be maintained in an easily accessible place;

•	a copy of any record or report of any violation of the code of ethics of such entity and any action taken thereon must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	a copy of each report made by an employee of Bessemer or Access Person as required by the Policy and all Trade Authorization Forms, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	a record of all persons, currently or within the past five years, who are or were required to make reports under the Policy, and who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

•	a copy of each written report required to be provided to the Board of Directors of each of the Bessemer entities and Affiliated Investment Companies containing a description of issues arising under the Policy or procedures since the last report, including, but not limited to, material violations of the Policy or procedures and sanctions imposed in response to material violations, must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an employee of Bessemer of securities in an Initial Public Offering or in a Limited Offering; and

•	a copy of any decision by the Committee to approve a waiver from any restriction or procedure contained in the Policy.

6.	ACKNOWLEDGMENT AND CERTIFICATION

•	All Access Persons are required to provide written acknowledgement of their receipt of the Policy and any amendments and indicate their agreement to abide by the terms of the Policy.

•	In addition, Access Persons will be required to certify annually that (i) they have received and are aware of their obligations under the Policy, and (ii) are in compliance with the requirements of the Policy.

APPENDIX A

LIST OF BESSEMER ENTITIES (collectively, “Bessemer”)

1.	The Bessemer Group Incorporated

2.	Bessemer Trust Company, N.A. (“BTNA”)

3.	Bessemer Trust Company (“BTC”)

4.	Bessemer Trust Company of Delaware, N.A.

5.	Bessemer Trust Company of Florida

6.	Bessemer Trust Company of California, N. A.

7.	Bessemer Trust Company (Cayman) Limited

8.	Bessemer Group (U.K.) Limited*

9.	Bessemer Trust Company (U.K.) Limited

11.	Bessemer Investor Services, Inc.

12.	Bessemer Investment Management LLC*

13.	Brundage, Story and Rose LLC*

14.	Fifth Avenue Alternative Investments LLC (to be liquidated)

*	Registered Investment Adviser

LIST OF INVESTMENT COMPANIES ADVISED (“Affiliated Investment Company”)

1.	Old Westbury Funds, Inc.

2.	Bessemer Funds Trust (to be liquidated and terminated in March 2005)

APPENDIX B

Definitions

General Note

The definitions and terms used in the Policy are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable.

Access Person means every full time permanent employee of any Bessemer entity listed in Appendix A.

Adviser Access Person means every full time permanent employee of any Bessemer entity that is an investment advisory company (“Bessemer IA”) registered under the Investment Advisers Act of 1940 (“Advisers Act”).

Affiliated Investment Company means any investment company, registered under the Investment Company Act of 1940 (“40 Act”), for which a Bessemer IA serves as an investment adviser or any such investment company whose investment adviser or principal underwriter controls a Bessemer IA, is controlled by a Bessemer IA or is under common control with a Bessemer IA.

Beneficial Ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect “Pecuniary Interest.” In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Bessemer Compliance means the Compliance Department of The Bessemer Group, Incorporated and all of its subsidiaries.

Board of Directors means the board of directors or trustees of any Bessemer entity.

Chief Compliance Officer is the individual set forth in Appendix C.

Client means each Bessemer client, including trust accounts, whose assets are invested in any common fund, collective fund, investment management or investment advisory account with respect to which Bessemer exercises investment discretion or provides investment advice, and any investor in a Bessemer-advised mutual fund.

Code of Ethics Review Committee, see Committee below.

Committee means the Code of Ethics Review Committee and is made up of the individuals set forth in Appendix C.

Control means the same as that under in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Covered Security means notes, stocks, bonds, debentures and the other instruments set forth in Section 2(a)(36) of the Investment Company Act and any instrument into which such instrument may be converted or exchanged, any warrant of any issuer that has issued the instrument and any option written relating to such instrument, provided, however, that it does not include: (a) any direct obligation of the United States Government, (b) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (c) shares issued by money market funds, and (d) shares issued by any open-end investment companies registered under the Investment Company Act. ETFs and UITs are considered Covered Securities, but are not required to be pre-cleared.

Employee Account means any brokerage account in which an employee of Bessemer has any Beneficial Ownership, including but not limited to accounts of spouses and minor children, accounts in which an employee of Bessemer has investment discretion or authority.

General Counsel means the individual set forth in Appendix C.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Investment Manager means any person who exercises investment discretion on behalf of a Client, including those persons who are involved in determining, or have knowledge concerning, the composition of the portfolios of the Bessemer common funds or Affiliated Investment Companies.

Investment Personnel means Adviser Access Persons who have responsibilities related to selecting investments for an Affiliated Investment Company.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Nonpublic Information means any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Volume Program means a purchase or sale program during which Bessemer is purchasing or selling Covered Securities across all Client accounts over which Bessemer exercises investment discretion. A Volume Program is a purchase or sale of positions in connection with a global investment decision and specifically does not include rebalancing or liquidity transactions in the Bessemer common trust funds or Bessemer mutual funds.

APPENDIX C

I.	Chief Compliance Officer – Don Andrews.

II.	Code of Ethics Review Committee

Chief Compliance Officer (or designee)

General Counsel (or designee)

III.	Legal Department

General Counsel – Richard R. Davis

Associate General Counsel – Steve Williamson

Assistant General Counsel – Laura Korfmann

IV.	Pre-Clearance:

Harris Bogner	212-708-9257
Elaine Molinaro	212-651-1193
Deborah Ferris	212-651-1014

V.	Questions:

Don Andrews	212-708-9156
Deborah Ferris	212-651-1014
Harris Bogner	212-708-9257
Elaine Molinaro	212-651-1193

APPENDIX D

APPROVED BROKER LIST

Charles Schwab & Co

TD Waterhouse

Bear Sterns

E*trade

Fidelity

Merrill Lynch